Exhibit 99.1

News/Information
Investor Relations P. O. Box 1113 Minneapolis, MN 55440

FOR IMMEDIATE RELEASE

June 25, 2019

Contact: (analysts) Jeff Siemon: 763-764-2301

(media) Kelsey Roemhildt: 763-764-6364

General Mills Elects Elizabeth C. Lempres to Board of Directors and Declares Quarterly Dividend

MINNEAPOLIS, Minn. (June 25, 2019) — General Mills (NYSE: GIS) today announced the election of Elizabeth C. Lempres to its board of directors effective June 24, 2019. She will serve on the Audit and Finance committees of the board.

Ms. Lempres will provide strong global consumer products and retail experience to the board from her time advising multinational corporations and leading the consumer goods practice group at McKinsey & Company. She also brings deep strategic, financial and risk management expertise to the board and its committees.

Ms. Lempres’ appointment reflects General Mills’ thoughtful approach to board succession and refreshment. The company continues to prioritize directors with world-class qualifications and experiences, and who represent diverse backgrounds and perspectives.

Ms. Lempres served as a Senior Partner at McKinsey & Company, a management consulting firm, until her retirement in 2017. During her 28 year career at McKinsey, she held a variety of positions of increasing responsibility, including Senior Partner and Global Leader, Private Equity and Principal Investors and Senior Partner and Global Leader, Consumer Sector. Before joining McKinsey, Ms. Lempres held positions in engineering related fields at IBM and General Electric. Ms. Lempres currently serves on the boards of Axalta Coating Systems and Canadian-based Great-West Lifeco.

In other action at its regularly scheduled June meeting, the General Mills board declared a quarterly dividend at the prevailing rate of $0.49 per share, payable August 1, 2019, to shareholders of record as of July 10, 2019. General Mills and its predecessor company have paid dividends without interruption for 120 years.

About General Mills

General Mills is a leading global food company that serves the world by making food people love. Its brands include Cheerios, Annie’s, Yoplait, Nature Valley, Häagen-Dazs, Betty Crocker, Pillsbury, Old El Paso, Wanchai Ferry, Yoki, Blue and more. Headquartered in Minneapolis, Minnesota, USA, General Mills generated fiscal 2018 proforma net sales of U.S. $17.0 billion, including $1.3 billion from Blue Buffalo. In addition, non-consolidated joint ventures generated an additional U.S. $1.1 billion in net sales.